UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 31, 2006

S&P Managed Futures Index Fund, LP

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50565	90-0080448
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

c/o RefcoFund Holdings, LLC

200 Liberty Street, Tower A

New York, New York 10281

(Address of Principal Executive Offices)

(212) 693-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01.              Other Events.

The annual report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2005, for S&P Managed Futures Index Fund, LP (the “Fund”) was not filed before the deadline of March 31, 2006.  On April 3, 2006 the Fund filed a Form 12B-25 regarding its late filing of the Fund’s Form 10-K.  The Fund was not able to meet the 15 day deadline for filing its Form 10-K under the Form 12B-25.  It is expected that the Fund will file its Form 10-K within the next two months as the auditors complete their review.  The delay in filing the Fund’s Form 10-K is due to the events described below.

On October 17, 2005 (the “Petition Date”), Refco, Inc. (“Refco”), the ultimate parent of RefcoFund Holdings, LLC, the general partner of the Fund, filed for protection under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  Refco Capital Markets, Ltd. (“RCM”), an affiliate of Refco and a Bermuda company, filed a petition under chapter 11 of the Bankruptcy Code and was placed into joint voluntary liquidation in Bermuda on the Petition Date.  Before the bankruptcy filing, RCM, at the direction of PlusFunds Group, Inc. (“PlusFunds”), the investment manager of the SPhinX Managed Futures Fund SPC, a Cayman Islands segregated portfolio company (the “SPhinX Fund”), the entity in which substantially all of the assets of the Fund are invested, transferred approximately $312 million (the “Transfer”) out of RCM that RCM held on behalf of the SPhinX Fund.  The Official Committee of Unsecured Creditors of Refco, Inc. filed an action to avoid and recover the Transfer as an alleged preference (the “Preference Action”).  The Bankruptcy Court also issued a temporary restraining order (the “TRO”) freezing the proceeds of the Transfer at the SPhinX Fund.  On March 6, 2006, PlusFunds filed for bankruptcy.  As a result of the Preference Action, most of the Fund’s assets are currently frozen and the Fund is unable to access such funds.  PlusFunds is currently unable to calculate the current net asset value of interests in the SPhinX Fund and, consequently, the Fund is unable to calculate the net asset value of its interest in the SPhinX Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&P Managed Futures Index Fund, LP
(Registrant)

	BY:	RefcoFund Holdings, LLC, its General Partner
Date: April 24, 2006
		By:	/s/ Richard C. Butt
Richard C. Butt
President